Exhibit 10.1

EMPLOYMENT AGREEMENT

AGREEMENT entered into this 19TH day of October, 2001, by and between DecisionLink, Inc., a Delaware corporation, with its principal place of business at 1181 Grier Drive, Suite B, Las Vegas, Nevada 89119 (the "Company") and Peter A. Gerard, with an address at 4317 Echo Glen, Dallas, Texas 75244 (the "Executive").

WITNESSETH:

WHEREAS, the Company wishes to employ the Executive in the principal capacity of President and Chief Executive Officer of DecisionLink, Inc. upon the terms and conditions contained herein;

WHEREAS, the Executive is desirous of employment with the Company and is willing to accept such employment for the inducements and upon the terms and conditions contained herein;

                WHEREAS, in connection with Executive’s employment the Company has bargained, for  and entered into on this date with the Executive, a Confidentiality, Inventions and Non-Disparagement Agreement (the “NDA”);

WHEREAS, certain stockholders of the Company have contemporaneously entered into a Voting Agreement of even date herewith (the “Voting Agreement”);

WHEREAS, the parties hereto have also executed a Registration Rights Agreement of even date herewith (the “Registration Rights Agreement”); and

WHEREAS, the Company, Peter A. Gerard and The Ivy Group, LLC have executed a Termination Agreement and Mutual Release of even date herewith (the “Termination Agreement”).

NOW, THEREFORE, in consideration of the mutual premises and agreements contained herein and in the NDA, the Voting Agreement, the Registration Rights Agreement and the Termination Agreement and for such other good and valuable consideration, the parties hereby agree as follows:

1.             Employment.  Effective as of the date hereof, the Company hereby employs the Executive and the Executive hereby accepts employment as President and Chief Executive Officer (collectively hereinafter referred to  as the “CEO”), upon the terms and conditions set forth herein.

2.             Term.

                (a)           The term of this Agreement shall commence on the date hereof and shall continue for an initial term of six (6) months (the “Initial Term”); provided, however, that the Initial Term of this Agreement shall be subject to an extension solely at the Executive’s option, on the same terms and conditions as then in effect hereunder, for an additional six-month period, if the Six-Month Milestones (as defined below) are substantially achieved; and provided, further, that the Initial Term, as so extended, shall also be subject to an extension for an additional l2 month period (or a total of two years from the date hereof) upon the concurrence of both the Company and the Executive, if the Twelve-Month Milestones (as defined below) are substantially achieved.

                (b)           Determination as to whether the Six-Month Milestones or Twelve-Month Milestones have been substantially achieved shall be made in good faith by the Executive, on the one hand, and the Board of Directors, on the other hand.  In order to determine the Six-Month Milestones and Twelve-Month Milestones, representatives of the Board of Directors shall meet with the Executive during the two-week period following the date of execution of this Agreement.  Such Six-Month Milestones and Twelve-Month Milestones shall be approved by the Company’s Board of Directors and set forth in a schedule to be attached hereto as Schedule I, which, when attached, shall form a part hereof for all purposes.  If Schedule I is not agreed to and attached to this Agreement within four (4) weeks from the date hereof, the Company shall pay to the Executive the aggregate amount of the Base Salary for the most recent month as liquidated damages for his services hereunder and this Agreement, the NDA, the Voting Agreement, the Termination Agreement and the Registration Rights Agreement shall be of no further force and effect.

                (c)           At the expiration of the Term, the Company shall have no further obligation to Executive, and the Executive shall have no further obligation to the Company, except as may otherwise be set forth in the NDA or the Registration Rights Agreement and except for any compensation set forth herein which may then be owed hereunder and continuing obligations of the Company pursuant to Section 9 hereof.

3.             Duties.

(a)           During the Term hereof, the Executive shall serve the Company as its President and CEO and shall perform such duties and services consistent with the position of President and CEO, as such position may exist under law, in accordance with the Company’s organizational documents and as the Company's Board of Directors may designate, from time to time, consistent with the terms hereof, applicable law and the Company’s organizational documents.  The Executive covenants and agrees to perform to the best of Executive’s abilities, such duties and other reasonable executive duties and responsibilities assigned to Executive by the Board of Directors in accordance with the foregoing.  Unless prevented by death or disability, the Executive shall devote substantially all of his business time (allowing for vacations and national holidays, as set forth in Sections 5(a) and (g) hereof, and any illnesses) exclusively to the business and affairs of the Company while working primarily from such locations as may be required to perform Executive’s duties hereunder as determined by the Board of Directors and shall use his best efforts, skill and abilities to promote its interests.  Notwithstanding the foregoing, nothing contained herein shall restrict Executive’s ability to perform the specific business activities as set forth on Schedule II hereto.

(b)           It is hereby acknowledged and agreed that the Board of Directors of the Company has elected the Executive to serve as President and CEO of the Company, and the Company hereby agrees to use its best efforts consistent with customary practice to assist the Executive in performing his services as President and Chief Executive Officer of the Company during the Term and otherwise complying with the terms and provisions hereof.

4.             Compensation.  In addition to the Stock Incentive Compensation and Cash Incentive Compensation (as defined below), for the services rendered by the Executive hereunder, the Company shall pay and the Executive shall accept the following compensation:

(a)           During the Term hereof, the Executive shall receive a base salary of  Twenty Five Thousand Dollars ($25,000) per month (the "Base Salary"), which Base Salary shall be earned and shall be payable in advance at such intervals not less frequently than bi-weekly. Notwithstanding the foregoing, the Executive and the Company hereby agree that until one million ($1 million) of New Capital (as defined below) is obtained by the Company, $10,000 per month of the Base Salary shall be accrued and deferred; it being understood that all such accrued and unpaid Base Salary shall be paid in full, contemporaneously with the Company’s receipt of $1 million of New Capital.  Thereafter, commencing with the next pay period, the Base Salary to be paid to the Executive shall be reduced to $20,000 per month.

(b)           During the Term hereof, Executive shall, as part of his duties, assist the Company in obtaining new capital (“New Capital”), which New Capital shall be in the form of either debt or equity securities to be issued by the Company, any subsidiary or subsidiaries thereof, so long as, if in the case of any subsidiary issuance, $l million of accrued expenses (e.g., salaries, payables and overhead) of the Company are assumed and paid by such subsidiary or subsidiaries.  The Company agrees to take all action necessary to cooperate and assist Executive in obtaining such New Capital consistent with customary practice and industry standards and will, so long as such New Capital is obtained, take all necessary actions and execute any requisite documentation to authorize its issuance.

(c)           The Executive's salary shall be payable subject to such deductions as are then required by law and such further deductions as may be agreed to by the Executive, in accordance with the Company's prevailing salary payroll practices.

5.             Benefits and Expenses.  During the Term hereof, the Executive shall be entitled to the following benefits and expense reimbursement:

(a)           The Executive shall be entitled to up to two  (2) weeks of paid vacation for the Initial Term, and four (4) weeks paid vacation during each consecutive twelve (12) month period thereafter;

(b)           The Executive shall be entitled to participate in and/or receive all benefits such as medical, disability, hospital and health insurance plans, and profit sharing, pension plan, life insurance and other plans, if any, which the Company may generally make available to its executives and employees.

(c)           The Executive shall also at all times during the Term hereof be named as an additional insured under the Directors and Officers' insurance policy, a copy of which has been provided to Executive, and the Company shall take all actions necessary to maintain such insurance and otherwise maintain the indemnification provisions contained in the Company’s organizational documents as of the date hereof.

(d)           Executive shall be entitled to participate in any annual option grant program generally made available to other executive officers of the Company.

(e)           Executive shall be entitled cash advances and/or a corporate credit card to be utilized in connection with any out-of-pocket expenses which Executive may incur, directly or indirectly, in connection with the performance of his duties on behalf of the Company.

(f)            Executive shall also be reimbursed for any other reasonable expenses incurred by him, directly or indirectly, in connection with his performance of services on behalf of the Company;

(g)           The Executive shall receive as paid days off all national holidays that the Company, pursuant to established policy, recognizes and observes.

6.             Additional Compensation

(a)           Pursuant to the Voting Agreement, the principal stockholders of the Company have agreed to vote (in accordance with a written consent in lieu of a meeting) their shares in favor of, and use their best efforts to obtain the requisite number of votes to increase the authorized capital of the Company (the “Charter Amendment”).  The Company shall use its best efforts to insure that the Charter Amendment is effective (the “Effective Date”) within forty (40) days of the execution of this Agreement.  In the event the Securities and Exchange Commission issues comments on any filings made by the Company in connection with the Charter Amendment, the Company will use its best efforts to respond to such comments as promptly as possible.

(b)           Subject to obtaining such Charter Amendment, in addition to receiving the Base Salary provided for in Section 4, Executive shall receive the following additional compensation, as long as he is employed by the Company (the “Stock Additional Compensation”):

i)              Immediately following the adoption of the Charter Amendment, the Executive shall be issued a five-year, non-qualified stock option (the “Stock Option”) outside of any plan, entitling the Executive to acquire shares of the Company’s Common Stock, $.0001 par value (the “Common Stock”), in accordance with the following: (A) two percent (2%) of the then fully diluted issued and outstanding shares of Common Stock with an exercise price equal to weighted average market price per share on the trading day immediately prior to the date of this Agreement; (B) if the Company raises $500,000 in New Capital from any sources prior to or on November 1, 2001, an additional one million shares of Common Stock, with an exercise price equal to the then weighted average market price per share on the trading date immediately prior to the date such New Capital is received by the Company; (C) if the Company raises a total of $l.0 million (including the $500,000 in (B) above) in New Capital prior to or on December 1, 2001, one million shares of Common Stock (or an aggregate of two million shares), with an exercise price equal to the then weighted average market price per share on the trading date immediately prior to the date when such New Capital is received by the Company; and (D) if the Company’s bondholders’ interest payment of approximately $137,000 is satisfied, one way or another, prior to or on the due date of December 1, 2001, an additional one million shares of Common Stock with an exercise price equal to the weighted average market price on the trading date immediately prior to the date such interest payment is satisfied in full.  The Stock Option shall not contain any other vesting requirements shall, entitle the Executive to have cashless exercises, shall be assignable by the Executive without the consent of the Company and shall become immediately earned, vested and exercisable upon a Change of Control (as defined below).

ii)             Additional shares of Common Stock shall be issued on each of the Measurement Dates (as defined below) to the Executive (or rights to acquire shares having the same aggregate Market Value (as defined below), at the Executive’s option), which shares shall have an aggregate Market Value for all shares to be issued equal to the amount obtained by multiplying the applicable percentage as set forth below by the increase in the Average Market Capitalization (as defined below).

As used herein, Average Market Capitalization shall mean a dollar amount obtained by multiplying 154 million by the Market Value per share and adding to such number the aggregate amount of $7.4 million; it being understood that the 154 million represents the number of outstanding shares of Common Stock of the Company, which in connection with such calculation shall at all times remain as a constant regardless of the actual number of shares issued and outstanding, except that stock issuances in connection with exercises of the Stock Option shall be included, as well as any stock issued upon conversion of outstanding debt (in which event the $7.4 million shall also be reduced by the amount of such debt that is converted).

Market Value as used herein shall mean the weighted average market price per share on the relevant Measurement Date.

The applicable percentages shall be 3% of the increase from the Average Market Capitalization on the date hereof up to $35 million and 2% of any subsequent increase of Average Market Capitalization above $35 million.

The Measurement Dates (herein so called) for the purpose of receiving these additional shares of Common Stock are six months, 12 months, 18 months and 24 months after the date hereof.

Notwithstanding anything herein to the contrary, the number of shares to be issued in accordance with the foregoing shall be rounded to the nearest whole number and reduced by the then current Market Value of any shares previously issued to Executive solely pursuant to the provisions of this (ii).

(c)           Without limiting the foregoing, Executive shall also be entitled to receive incentive compensation (the “Cash Incentive Compensation”) in the event that during the Term, the Company raises any New Capital.  Such Cash Incentive Compensation shall be equal to a maximum of 3% of the gross cash proceeds received by the Company, directly or indirectly, if the commission paid by the Company for such New Capital is 7% or lower.  If the commission paid by the Company is between 7% and 10% then the amount to be so paid would be the percentage difference between 10% and the actual commission rate.  By way of example, if a commission of 8% is paid to an outside broker or other then 2% would be paid to the Executive.  If an investment in the form of New Capital is made by any parties or investors into any subsidiary of the Company or joint venture or similar entity into which the Company transfers assets or rights, then 1.5% of the cash or other current assets invested by a new party would be paid to the Executive.

7.             Disability and Death.

(a)           Disability.  If, during the term of this Agreement, the Executive becomes disabled (as defined herein), then the Company may, upon 30 days' written notice to the Executive, terminate this Agreement. Upon loss of medical coverage under the Company’s medical plan on account of disability, the Executive may elect  continuation of coverage in the Company’s medical plan for himself and his eligible dependents pursuant to Public Law 99-272 (COBRA) (“Continuation of Coverage”).  If the Executive and/or his eligible dependents elect such Continuation of Coverage, the Company will pay the entire cost of such Continuation of Coverage for a period of one (1) year. The executive shall be disabled for purposes of this Agreement is he qualifies for disability benefits under the Company’s then effective disability insurance coverage or, if there is none, in accordance with customary industry practice.

(b)           Death.  This Agreement shall automatically terminate upon and as of the date of death of the Executive at any time during the Term of this Agreement.  The Executive shall be covered under the Company’s life insurance coverage and his estate shall receive under such policy, or otherwise by reason of the Executive's death, in a lump sum, an amount equal to twelve (12) times his Base Salary for the most recent month.

8.            Termination Provisions.  In addition to, and not in lieu of, the termination provisions set forth in Section 7 herein, the employment of the Executive hereunder may be terminated by the Company prior to the termination date of the Initial Term or any renewal term thereafter (as set forth in Section 2 hereof) for sufficient “cause,” which cause is defined below.

                In the event of a termination of employment for cause, the Company shall only be obligated to pay Executive the Base Salary through the date of such termination.  For purposes of this Section 8, “cause” shall mean (i) the Executive’s conviction of a felony involving personal dishonesty, moral turpitude or willfully violent conduct, (ii) the Executive’s substantiated act of fraud against the Company, (iii) the willful and continued failure by the Executive to perform his duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that he has not substantially performed his duties, or (iv) the willful engaging by the Executive in gross misconduct materially and demonstrably injurious to the Company.  For purposes of this paragraph, no act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was not in the best interest of the Company.  Clauses (iii) and (iv) of this Section 8 (a) shall not constitute cause unless there shall has been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than sixty (60%) of the entire authorized membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice and an opportunity for the Executive, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board he was guilty of conduct set forth above in clauses (iii) or (iv), and a  Company notification, in writing, specifying in reasonable detail the basis for such finding.  Furthermore, if Executive's actions are curable, clauses (iii) and (iv) shall not constitute cause unless Executive fails to cure such matter within sixty (60) days after Executive receives such written notice.  If requested by Executive in writing on or before three (3) business days following Executive's receipt of written notification of his proposed termination for cause, Executive shall be permitted to respond and to defend himself before the Board of Directors of the Company within twenty (20) days after Executive's receipt of such written notification.

9.             Indemnity.

(a)           The Company acknowledges and agrees that the Company shall indemnify, defend and hold harmless the Executive to the full extent provided under the laws of the State of Delaware.  Further,  the Company agrees to indemnify, defend and hold harmless the Executive and all of his heirs and successors from and against any and all losses, claims, damages, liabilities, costs and expenses (and all actions, suits, proceedings or claims in respect thereof) and any legal or other expenses (including all attorneys’ fees and fees and expenses of expert witnesses) in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the cost of investigating, preparing or defending any such action, suit, proceeding or claim, whether or not in connection with any action, suit, proceeding or claim in which the Executive, any affiliate thereof and/or the Company is a party), as and when incurred, directly or indirectly, caused by, relating to, based upon or arising out of arising out of (i) Executive’s employment with the Company, (ii) as a result of the breach or inaccuracy of any representation, warranty, covenant or agreement of the Company contained in this Agreement, the NDA, the Voting Agreement, the Registration Rights Agreement, the Termination Agreement or any other agreement between the Company, Executive or any affiliate thereof, or (iii) any and all claims arising from any negligent act or omission by Executive during his employment with the Company, and/or any act or omission by the Company occurring prior to or after the date of this Agreement, exclusive of any claims of gross negligence, or (iv) all costs, expenses and liabilities incurred on or in connection with each such claim or action or proceeding brought therein.  In case any action or proceeding is brought against the Executive by reason of any such claim, the Company upon notice from Executive shall resist or defend such action or proceeding at the Company’s sole expense utilizing attorneys selected by Executive.

                                (b)           The indemnification provision of this Section 9 shall be in addition to any liability which the Company may otherwise have to the Executive.  The Executive shall be added to the Company’s Directors and Officers liability insurance policy as of the date hereof with adequate documentation provided to the Executive reflecting him as an additional insured.

10.           Change of Control.

(a)           A "change of control" shall mean any of the following:

(i)            any consolidation, merger or sale of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's stock would be converted into cash, securities or other property; or

(ii)           the stockholders of the Company approve an agreement for the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or

(iii)          any approval by the stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company; or

(iv)          the acquisition of beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended ("Beneficial Ownership")) of an aggregate of twenty-five percent (25%) or more of the voting power of the Company's outstanding voting securities by any single person or group (as such term is used in Rule 13d-5 under such Act), other than by the Company’s existing secured lenders, or unless such acquisition was approved by Executive prior to the consummation thereof); or

(v)           the appointment of a trustee in a Chapter 11 bankruptcy proceeding involving the Company or the conversion of such a proceeding into a case under Chapter 7.

(b)           In the event a change of control occurs at any time during the term of this Agreement, the Executive may elect to terminate his employment with the Company following 60 days’ notice, or the Company may, by written notice to Executive within sixty (60) days after the date of such change of control, elect to terminate his employment with the Company within sixty (60) days after such notice.  If the Company or the Executive elects to terminate Executive’s employment pursuant to this Section 10 during the Initial Term, the Company shall pay the Executive an amount equal to six (6) times the Executive’s Base Salary, less any amounts previously received by Executive as Base Salary hereunder, and six (6) times the Executive’s Base Salary at any time after the Initial Term.

(c)           Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes, including any income or Excise Tax imposed upon the Gross-Up Payments, the net amount payable to Executive hereunder shall be equal to the aggregate amount Executive would have received hereunder if such Excise Tax were not applicable.

11.           Notice.  Any notice, statement, report, request or demand required or permitted to be given by this Agreement shall be in writing, and shall be sufficient if delivered in person or if addressed and sent by certified mail, return receipt requested, to the parties of the addresses set forth above, or at such other place that either party may designate by notice in the foregoing manner to the other.

12.           Miscellaneous

(a)       This Agreement shall inure to the benefit of and be binding upon the Company, and its successors and assigns.

(b)       Should any part of this Agreement, for any reason whatsoever, be declared invalid, illegal, or incapable of being enforced in whole or in part, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any portion which may for any reason be declared invalid.

(c)       This Agreement shall each be construed and enforced in accordance with the laws of the State of Texas applicable to agreements made and to be performed in such State without application of the principles of conflicts of laws of such State.  Each of the parties hereto hereby consents to the venue and jurisdiction of the courts of the State of Texas for any action or proceeding relating to this Agreement, and hereby waives any objection based on the convenience of such forum, or otherwise.  Each of the parties hereby consents to service of process within the state of Texas, in addition to any other jurisdictions where process could be made under Texas law.

(d)       This Agreement and all rights hereunder are personal to the Executive and shall not be assignable, and any purported assignment in violation thereof shall be null and void.  Any person, firm or corporation succeeding to the business of the Company by merger, consolidation, purchase of assets or otherwise, shall assume by contract or operation of law the obligations of the Company hereunder; provided, however, that the Company shall, notwithstanding such assumption and/or assignment, remain liable and responsible for the fulfillment of the terms and conditions of the Agreement on the part of the Company.

(e)       This Agreement, the NDA, the Voting Agreement and the Registration Rights Agreement constitute the entire agreement between the parties hereto with respect to the terms and conditions of the Executive’s engagement by the Company, as distinguished from any other contractual arrangements between the parties pertaining to or arising out of their relationship, and this Agreement supersedes and renders null and void any and all other prior oral or written agreements, understandings, or commitments pertaining to the Executive’s engagement by the Company.  This Agreement may only be amended upon the written agreement of all parties hereto.

(f)        Arbitration.

                (i)                            Any dispute arising between the parties to this Agreement, including, but not limited to, those pertaining to the formation, validity, interpretation, effect or alleged breach of this Agreement (“Arbitrable Dispute”) will be submitted to arbitration in Dallas, Texas, before an experienced panel of arbitrators selected in accordance with the rules of the American Arbitration Association.  The arbitrators shall be entitled to award costs and fees of an Arbitrable Dispute to the prevailing party in such Arbitrable Dispute, in the sole discretion of such arbitrators.

                (ii)                           Should any party to this Agreement hereafter institute any legal action or administrative proceedings against another party by any method other than said arbitration with respect to the subject matters of this Agreement, notwithstanding the provisions of this paragraph 12(f), the responding party shall be entitled to recover from the initiating party all damages, costs, expenses and attorney’s fees incurred as a result of such action.

(g)       The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect.  No waiver of any term or any condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

(h)       In the event a lawsuit is instituted by any party concerning a dispute under this Agreement, the prevailing party in such lawsuit shall be entitled to recover from the losing party all reasonable attorneys’ fees, costs of suit and expenses (including fees, costs and expenses of appeals and of expert witnesses), in addition to whatever damages or other relief the injured party is otherwise entitled to under law and in connection with such dispute.

(i)        The headings of the paragraphs herein are inserted for convenience and shall not affect any interpretation of this Agreement.

(j)        This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective  when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

                IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

THE COMPANY

DECISIONLINK, INC.

By:	Geoffrey F. Hewitt
Geoffrey F. Hewitt,
Chairman of the Board

EXECUTIVE:

By:	/S/ Peter A. Gerard
Peter A. Gerard